Exhibit 10.1

EXECUTION COPY

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of December 23, 2008 (this “Agreement”), is entered into by and among LIGAND PHARMACEUTICALS INCORPORATED, a Delaware corporation (“Buyer”), PHARMACOPEIA, INC., a Delaware corporation (“Target”), and MELLON INVESTOR SERVICES LLC, a New Jersey limited liability company, as Rights Agent (the “Rights Agent”).

Preamble

Buyer, Margaux Acquisition Corp., a Delaware corporation (“Sub”), Latour Acquisition, LLC, a Delaware limited liability company, and Target have entered into an Agreement and Plan of Merger dated as of September 24, 2008 (the “Merger Agreement”), pursuant to which Sub will merge with and into Target (the “Merger”), with Target (or a successor entity) surviving the Merger as a subsidiary of Buyer.

Pursuant to the Merger Agreement, Buyer agreed to create and issue to Target’s stockholders of record immediately prior to the effective time of the Merger and other securityholders of Target, contingent value rights as hereinafter described.

The parties have done all things necessary to make the contingent value rights, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of Buyer and to make this Agreement a valid and binding agreement of Buyer, in accordance with its terms.

NOW, THEREFORE, for and in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(ii) all accounting terms used herein and not expressly defined herein shall have the meanings assigned to such terms in accordance with U.S. generally accepted accounting principles, as in effect on the date hereof;

(iii) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(iv) unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, partnerships and other Persons and vice versa; and

(v) all references to “including” shall be deemed to mean including without limitation.

(b) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them as follows:

“Achievement Certificate” has the meaning set forth in Section 2.4(a).

“Board of Directors” means the board of directors of Buyer.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of Buyer to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in California, New York or New Jersey are authorized or obligated by law or executive order to remain closed.

“CVR Payment Amount” means an amount equal to $15 million, payable in cash.

“CVR Payment Date” means the date that the CVR Payment Amount is payable by Buyer to the Holders, which date shall be established pursuant to Section 2.4.

“CVR Payment Event” means the entry by Buyer or any of its subsidiaries into a license or sale agreement related to DARA, or any other agreement for the development, marketing or sale of DARA, or any option to enter into any such agreements, with any third party, other than Bristol-Myers Squibb Company or any of its Affiliates, on or prior to December 31, 2011.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Registrar” has the meaning set forth in Section 2.3(b).

“CVRs” means the contingent value rights issued by Buyer pursuant to the Merger Agreement and this Agreement.

“DARA” means any product candidate from Target’s dual-acting angiotensin and endothelin receptor antagonist program (including Target’s Phase 2 product candidate identified by code PS433540), including related back-up compounds, research data, Intellectual Property and any other related rights or assets.

“Holder” means a Person in whose name a CVR is registered in the CVR Register.

“Non-Achievement Certificate” has the meaning set forth in Section 2.4(d).

“Notice of Objection” has the meaning set forth in Section 2.4(d).

“Objection Period” has the meaning set forth in Section 2.4(d).

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Buyer, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Permitted Transfer” means: (i) the transfer of any or all of the CVRs (upon the death of the Holder) by will or intestacy; (ii) transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; or (v) a transfer made by operation of law (including a consolidation or merger) or in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or governmental entity.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Rights Agent Fee” means the fee of the Rights Agent to act in such capacity pursuant to the terms of this Agreement.

“Surviving Person” has the meaning set forth in Section 6.1(a)(i).

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1 Issuance of CVRs; Appointment of Rights Agent.

(a) The CVRs shall be issued pursuant to the Merger Agreement at the time and in the manner set forth in the Merger Agreement.

(b) Buyer hereby appoints Mellon Investor Services LLC as the Rights Agent to act as rights agent for Buyer in accordance with the terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 2.2 Nontransferable.

The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall keep a register (the “CVR Register”) for the registration of CVRs. The Rights Agent is hereby initially appointed “CVR Registrar” for the purpose of registering CVRs and transfers of CVRs as herein provided.

(c) Subject to the restriction on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument or instruments of transfer and any other requested documentation in form reasonably satisfactory to Buyer and the CVR Registrar, properly completed and duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, such signature to be guaranteed by a participant in a recognized Signature Guarantee Medallion Program. A request for a transfer of a CVR shall be accompanied by such documentation establishing satisfaction that the transfer is a Permitted Transfer as may be reasonably requested by Buyer and the CVR Registrar (including opinions of counsel), if appropriate. Upon receipt of such written notice by Buyer and the CVR Registrar, the CVR Registrar shall, subject to the Buyer’s confirmation in writing to the CVR Registrar that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein, register the transfer of the CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Buyer, evidencing the same right and shall entitle the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio. Any transfer or assignment of the CVRs shall be without charge (other than the cost of any transfer tax or governmental charge which shall be the responsibility of the transferor) to the Holder.

(d) A Holder may make a written request to the CVR Registrar to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the CVR Registrar shall promptly record the change of address in the CVR Register.

(e) Any Holder may make a written request (which must be duly executed by such Holder) to Buyer for a list containing the names, addresses and number of CVRs of the Holders that are registered in the CVR Register.  Within three Business Days following the date of receipt by Buyer of such request, Buyer shall make a written request to the CVR Registrar for such list, which request shall specify the name of the requesting Holder.  Upon receipt of such written request from Buyer, the CVR Registrar shall promptly (and in any event within three Business Days) deliver a copy of such list to the requesting Holder at the address for such Holder in the CVR Register.

Section 2.4 Payment Procedures.

(a) Promptly following the occurrence of the CVR Payment Event, of which date Buyer shall notify the Rights Agent in writing, but in no event later than ten Business Days after such event, Buyer shall deliver to the Rights Agent a certificate (the “Achievement Certificate”), certifying that the Holders are entitled to receive the CVR Payment Amount.  The Rights Agent shall have no duty or obligation to verify or confirm the accuracy, validity or sufficiency of the CVR Payment Amount and shall have no duty or obligation to verify or confirm whether a CVR Payment Event has occurred.  No transaction in compliance with Section 6.1 hereof shall give the Holders the right to receive the CVR Payment Amount.

(b) If a CVR Payment Event has not occurred on or prior to December 31, 2011, then, within five Business Days after such date, Buyer shall deliver to the Rights Agent a certificate (the “Non-Achievement Certificate”), stating that a CVR Payment Event did not occur.

(c) Except as otherwise requested by any Holder, the Rights Agent shall promptly (and in no event later than five Business Days after receipt thereof) send each Holder a copy of any Achievement Certificate or Non-Achievement Certificate at its address as reflected in the CVR Register as of the date the Rights Agent received such Achievement Certificate or Non-Achievement Certificate.

(d) Upon demand by any Holder or Holders of at least 20% in the aggregate of the outstanding CVRs received within 45 calendar days after distribution by the Rights Agent of a Non-Achievement Certificate (the “Objection Period”), the Rights Agent shall deliver a written notice to Buyer, which shall be prepared by such Holder or Holders, (i) specifying that such Holder or Holders object to the determination of Buyer that a CVR Payment Event did not occur and (ii) stating the reason upon which such Holder or Holders have determined that a CVR Payment Event has occurred on or prior to December 31, 2011 (a “Notice of Objection”).  Any dispute arising from a Notice of Objection shall be resolved in accordance with the procedure set forth in Section 7.12, which decision shall be binding on the parties hereto and the Holders.

(e) If a Notice of Objection has not been delivered to Buyer within the Objection Period, then the Holders shall have no right to receive the CVR Payment Amount, and Buyer and the Rights Agent shall have no further obligations with respect to the CVR Payment Amount.

(f) If Buyer delivers an Achievement Certificate to the Rights Agent or if the CVR Payment Amount is determined to be payable pursuant to Section 2.4(d) above, Buyer shall establish a CVR Payment Date that is within 15 calendar days of the date of the Achievement Certificate or the date of final determination pursuant to Section 2.4(d) above, as applicable, and shall notify the Rights Agent of such date in writing. At least five Business Days prior to such CVR Payment Date, Buyer shall cause the CVR Payment Amount to be delivered to the Rights Agent, who will in turn, on the CVR Payment Date, distribute the CVR Payment Amount to the Holders (each Holder being entitled to receive its pro rata share of the CVR Payment Amount based on the number of CVRs held by such Holder as reflected on the CVR Register, which pro rata amount shall be provided by Buyer in writing to the Rights Agent) by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such CVR Payment Date.  The determination by Buyer of any CVR Payment Amount shall be final and binding on Buyer, the Rights Agent and each Holder.

(g) Buyer shall be entitled to deduct and withhold, or cause to be deducted or withheld, from each CVR Payment Amount otherwise payable pursuant to this Agreement, such amounts as Buyer or the applicable subsidiary of Buyer is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

(h) Buyer shall promptly furnish to the Rights Agent all information and documentation in connection with this Agreement and the CVRs that the Rights Agent or any Holder or Holders of at least 5% in the aggregate of the outstanding CVRs may reasonably request in connection with the determination of whether the CVR Payment Event has occurred. The Rights Agent shall forward any information and documentation it receives to the Holders who request such information.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Buyer.

(a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder.

(b) The CVRs shall not represent any equity or ownership interest in Buyer or in any constituent company to the Merger.

Section 2.6 Sole Discretion and Decision Making Authority.

Notwithstanding anything contained herein to the contrary, the development of pharmaceutical products, such as DARA, is uncertain and expensive and as a result, Buyer shall have sole discretion and decision making authority over whether to continue to invest, how much to invest in DARA and whether and on what terms, if any, to enter into (i) a license or sale agreement related to DARA, (ii) any other agreement for the development, marketing or sale of DARA, or (iii) any option to enter into any such agreements.

ARTICLE III

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities.

The Rights Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence (which willful misconduct, bad faith or gross negligence must be determined by a final, non-appealable judgment of a court of competent jurisdiction).  Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for any special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage.  Any liability of the Rights Agent will be limited to the amount of annual fees paid by Buyer to the Rights Agent.  No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

Section 3.2 Certain Rights of Rights Agent.

The Rights Agent undertakes to perform only such express duties and obligations as are specifically set forth in this Agreement, and no implied duties or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent shall deem it necessary or desirable that a fact or matter be proved or established prior to taking, suffering or omitting any action hereunder (including, without limitation, the identity of a Holder), the Rights Agent may rely upon an Officer’s Certificate, and such Officer’s Certificate shall be full and complete authorization and protection to the Rights Agent.  The Rights Agent shall incur no liability for or in respect of any action taken, suffered or omitted by it absent bad faith under the provisions of this Agreement in reliance on such Officer’s Certificate;

(c) the Rights Agent shall not be subject to, nor be required to comply with, or determine if any person or entity has complied with, the Merger Agreement or any other agreement between or among the parties hereto, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement;

(d) the Rights Agent may engage and consult with counsel of its selection (who may be legal counsel for Buyer) and the advice or opinion of such counsel shall be full and complete authorization and protection for the Rights Agent, and the Rights Agent shall incur no liability for or in respect of any action taken, suffered or omitted by it absent bad faith in accordance with such advice or opinion;

(e) the Rights Agent may engage and consult with tax experts, valuation firms and other experts and third parties that it, in its sole and absolute discretion, deems appropriate or necessary to enable it to discharge its duties hereunder;

(f) the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(g) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(h) Buyer agrees that it shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged or delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement;

(i) the Rights Agent shall not be deemed to have any knowledge of any event which it was supposed to have received notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take any action in connection therewith unless and until it has received such notice;

(j) the Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from an officer of Buyer, and to apply to such officer for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered to be taken by it in accordance with instructions from such officer;

(k) the Rights Agent shall not incur any liability for not performing any act, duty, obligation or responsibility by reason of any occurrence beyond the control of the Rights Agent (including, without limitation, any act or provision of any present or future law or regulation or governmental authority, any act of God, war, civil disorder or failure of any means of communication);

(l) the Rights Agent and any stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in any of the CVRs or other securities of Buyer or become pecuniarily interested in any transaction in which Buyer may be interested, or contract with or lend money to Buyer or otherwise act as fully and freely as though the Rights Agent were not Rights Agent under this Agreement.  Nothing herein shall preclude the Rights Agent from acting in any other capacity for Buyer or for any other Person;

(m)  the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself (through its directors, officers or employees) or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to Buyer or any other Person resulting from any such act, default, neglect or misconduct, absent willful misconduct, bad faith or gross negligence (which willful misconduct, bad faith or gross negligence must be determined by a final, non-appealable judgment of a court of competent jurisdiction);

(n) in the event the Rights Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Rights Agent hereunder, the Rights Agent may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Buyer or other person or entity for refraining from taking such action, unless the Rights Agent receives written instructions signed by Buyer which eliminates such ambiguity or uncertainty to the reasonable satisfaction of the Rights Agent.

(o) the recitals or statements of fact contained herein shall be taken as statements of Buyer, and the Rights Agent assumes no responsibility for their correctness nor shall it be required to verify the same.  The Rights Agent shall be under no responsibility for the validity or sufficiency of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of the CVRs, nor shall it be responsible for any breach by Buyer of any covenant or condition contained in this Agreement or any CVR.

(p) Buyer agrees to indemnify, defend, protect, save and keep harmless the Rights Agent and its affiliates and their respective successors, assigns, directors, officers, managers, employees, agents, attorneys, accountants and experts (collectively, the “Indemnitees”), against any and all loss, liability, obligation, damage, fine, settlement, penalty, action, judgment, suit, cost, disbursement, proceeding, investigation, claim, demand or expense of any kind or nature whatsoever (including, without limitation, the reasonable fees and expenses of legal counsel and the costs and expenses of defending the Indemnitee against any claim of liability arising therefrom) (collectively, “Losses”) that may be imposed on, incurred by, or asserted against any Indemnitee, at any time, and in any way relating to, arising out of or in connection with the execution, delivery or performance of this Agreement, the enforcement of any rights or remedies in connection with this Agreement, and the payment, transfer or other application of funds pursuant to this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee; provided, however, that no Indemnitee shall be entitled to be so indemnified, defended, protected, saved or kept harmless to the extent such Loss was caused by its own willful misconduct, bad faith or gross negligence (each as determined by a final, non-appealable judgment of a court of competent jurisdiction).

(q) Buyer agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement, as set forth on Schedule 1 hereto, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature (including, without limitation, reasonable fees and disbursements of counsel) incurred in connection with the preparation, negotiation, amendment, modification, waiver, execution, delivery, performance or enforcement of this Agreement (other than taxes measured by the Rights Agent’s net income). An invoice for the Rights Agent Fee will be rendered a reasonable time prior to, and paid on, the effective date of the transaction. An invoice for any out-of-pocket expenses and per item fees realized will be rendered and payable within thirty (30) days after receipt by Buyer, except for postage and mailing expenses, which funds must be received by the Rights Agent one (1) Business Day prior to the scheduled mailing date.

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Buyer specifying a date when such resignation shall take effect, which notice shall be sent at least 30 days prior to the date so specified.

(b) If the Rights Agent shall resign, be removed or become incapable of acting, Buyer, by way of a Board Resolution, shall promptly appoint a qualified successor Rights Agent who may be a Holder but shall not be an officer of Buyer. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.3(b), become the successor Rights Agent.

(c) Buyer shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Buyer fails to send such notice within ten days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause such notice to be mailed at the expense of Buyer. Failure to give any notice provided for in this Section 3.3, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of a successor Rights Agent, as the case may be.

Section 3.4 Acceptance of Appointment by Successor.

Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Buyer and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; provided, that upon the request of Buyer or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV

COVENANTS

Section 4.1 List of Holders.

Buyer shall furnish or cause to be furnished to the Rights Agent (a) in such form as Buyer receives from its transfer agent (or other agent performing similar services for Buyer), the names, addresses and shareholdings of the Holders within five Business Days of the effective time of the Merger, (b) at such other times as the Rights Agent may request in writing, within five days after receipt by Buyer of any such request, a list, in such form as Buyer receives from its transfer agent (or other agent performing similar services for Buyer), of the names and the addresses of the Holders as of a date not more than 15 days prior to the time such list is furnished, and (c) any other information reasonably requested by the Rights Agent.  Buyer shall also furnish or cause to be furnished to the Rights Agent with respect to each holder of any Assumed Company Option and New Warrant, such holder’s name, address and the number of shares of Buyer’s common stock issuable upon exercise of such Assumed Company Option or New Warrant.  Upon such exercise, such holder shall be a “Holder” for all purposes of this Agreement.  The Rights Agent shall not be deemed to have knowledge of, and shall not have any duty or liability with respect to, any holder of any Assumed Company Option or New Warrant unless and until it shall have received written notice from Buyer regarding such Holder’s name, address and shareholding.

Following the distribution by the Rights Agent of the CVR Payment Amount, if any, to the Holders in accordance with Section 2.4 hereof, any remaining undistributed amount will be promptly returned to Buyer to be held by Buyer for distribution to the appropriate Holders.

Section 4.2 Payment of CVR Payment Amount.

Buyer shall duly and promptly pay the CVR Payment Amount, if any, in immediately available funds, to the Rights Agent to be distributed to the Holders in the manner provided for in Section 2.4 and in accordance with the terms of this Agreement.

Section 4.3 Ability to Make Prompt Payment.

Neither Buyer nor any of its Subsidiaries shall enter into any agreement that would restrict Buyer’s right to be able to promptly make payments to the Holders under this Agreement or otherwise restrict Buyer’s ability to fund such payments.

Section 4.4 Assignment.

Buyer shall not, in whole or in part, assign any of its rights or obligations under this Agreement other than in accordance with the terms of Section 6.1 hereof.

Section 4.5 Registration

If required pursuant to applicable U.S. securities laws, the CVRs will be registered pursuant to the Registration Statement under the Securities Act and Buyer covenants and agrees:

(a) to prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective through the CVR Payment Date or until such time as the CVRs terminate in accordance with the terms hereof and to use its reasonable efforts to keep the Registration Statement effective during such period; and

(b) to use its reasonable efforts to register or qualify the CVRs under the securities or blue sky laws of each jurisdiction in which such registration or qualification is necessary.

Buyer shall be solely responsible for monitoring compliance with this Section 4.5.  In addition, the Rights Agent will not be under any duty or responsibility to insure compliance with any applicable federal or state securities laws, including but not limited to the Securities Act, in connection with the issuance, transfer, exchange, registration or qualification of the CVRs.

ARTICLE V

AMENDMENTS

Section 5.1 Amendments Without Consent of Holders.

(a) Without the consent of any Holders or the Rights Agent, Buyer, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person to Buyer and the assumption by any such successor of the covenants of Buyer herein in a transaction contemplated by Section 6.1 hereof; or

(ii) to evidence the termination of the CVR Registrar and the succession of another Person as a successor CVR Registrar and the assumption by any successor of the obligations of the CVR Registrar herein.

(b) Without the consent of any Holders, Buyer, when authorized by a Board Resolution, and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of the Rights Agent herein;

(ii) to add to the covenants of Buyer such further covenants, restrictions, conditions or provisions as the Board of Directors and the Rights Agent shall consider to be for the protection of the Holders; provided, that in each case, such provisions shall not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that in each case, such provisions shall not adversely affect the interests of the Holders; or

(iv) to add, eliminate or change any provision of this Agreement unless such addition, elimination or change is adverse to the interests of the Holders.

(c) Promptly after the execution by Buyer and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Buyer shall mail a notice thereof by first-class mail to each of the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment.

Section 5.2 Amendments With Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Holders of not less than a majority of the outstanding CVRs, whether evidenced in writing or taken at a meeting of the Holders, Buyer, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is in any way adverse to the interests of the Holders.

(b) Promptly after the execution by Buyer and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Buyer shall mail a notice thereof by first-class mail to the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment.

Section 5.3 Execution of Amendments.

Prior to executing any amendment permitted by this Article V, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an Officer’s Certificate and an opinion of counsel stating that the execution of such amendment is authorized or permitted by this Agreement. Notwithstanding anything herein to the contrary, the Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants, duties, obligations or immunities under this Agreement or otherwise, and the Rights Agent shall not be bound by amendments not executed by it.

Section 5.4 Effect of Amendments.

Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE VI

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 6.1 Buyer May Consolidate, Etc.

(a) Buyer shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

(i) the Person formed by such consolidation or into which Buyer is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of Buyer substantially as an entirety (the “Surviving Person”) shall expressly assume payment of amounts on all the CVRs and the performance of every duty and covenant of this Agreement on the part of Buyer to be performed or observed; and

(ii) Buyer has delivered to the Rights Agent an Officer’s Certificate and an opinion of counsel, stating that such consolidation, merger, conveyance, transfer or lease complies with this Article VI and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b) For purposes of this Section 6.1 only, “convey, transfer or lease its properties and assets substantially as an entirety” shall mean (i) properties and assets contributing in the aggregate at least 80% of Buyer’s total consolidated revenues for the current period as reported in Buyer’s last available periodic financial report (quarterly or annual, as the case may be) or (ii) properties and assets constituting in the aggregate at least 80% of Buyer’s total assets for the current period as reported in Buyer’s last available periodic financial report (quarterly or annual, as the case may be).

(c) In the event Buyer conveys, transfers or leases its properties and assets substantially as an entirety in accordance with the terms and conditions of this Section 6.1, Buyer and the Surviving Person shall be jointly and severally liable for the payment of the CVR Payment Amount and the performance of every duty and covenant of this Agreement on the part of Buyer to be performed or observed.

Section 6.2 Successor Substituted.

Upon any consolidation of or merger by Buyer with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 6.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, Buyer under this Agreement with the same effect as if the Surviving Person had been named as Buyer herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Agreement and the CVRs.

ARTICLE VII

OTHER PROVISIONS OF GENERAL APPLICATION

Section 7.1 Notices to Rights Agent and Buyer.

Any request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted by this Agreement shall be sufficient for every purpose hereunder if in writing and sent by facsimile transmission, delivered personally, or by certified or registered mail (return receipt requested and first-class postage prepaid) or sent by a nationally recognized overnight courier (with proof of service), addressed as follows, and shall be deemed to have been given upon receipt:

(a) if to the Rights Agent, addressed to it at Newport Office Center VII, 480 Washington Blvd., Jersey City, NJ  07310, Attention: Relationship Manager, facsimile at (501) 760-1538, with a copy to Newport Office Center VII, 480 Washington Blvd., Jersey City, NJ  07310, Attention:  General Counsel, or at any other address previously furnished in writing to the Holders and Buyer by the Rights Agent in accordance with this Section 7.1; or

(b) if to Buyer, addressed to it at 10275 Science Center Drive, San Diego, California 92121, facsimile at (858) 550-7272, or at any other address previously furnished in writing to the Rights Agent and the Holders by Buyer in accordance with this Section 7.1.

Section 7.2 Notice to Holders.

Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 7.3 Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 7.4 Successors and Assigns.

All covenants and agreements in this Agreement by Buyer shall bind its successors and assigns, whether so expressed or not.

Section 7.5 Benefits of Agreement.

Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto, the Holders and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their permitted successors and assigns.

Section 7.6 Governing Law.

This Agreement and the CVRs shall be governed by and construed in accordance with the laws of the State of Delaware without regards to its rules of conflicts of laws; provided, however, that all provisions regarding the rights, duties, responsibilities and obligations of the Rights Agent will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state.

Section 7.7 Legal Holidays.

In the event that a CVR Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the CVR Payment Date.

Section 7.8 Severability Clause.

In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the court or other tribunal making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the transactions and agreements contemplated herein are consummated as originally contemplated to the fullest extent possible; provided, however, that if such modified provision shall affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately.

Section 7.9 Counterparts.

This Agreement may be signed in any number of counterparts (which may be effectively delivered by facsimile or other electronic means), each of which shall be deemed to constitute but one and the same instrument.

Section 7.10 Termination.

This Agreement shall terminate and be of no further force or effect, and the parties hereto shall have no liability hereunder, upon the earlier to occur of (a) the payment of the CVR Payment Amount, (b) in the event that a Notice of Objection is not delivered within the Objection Period, the expiration of the Objection Period or (c) in the event of the delivery of a Notice of Objection, either (i) the final determination in accordance with this Agreement that a CVR Payment Event has not been achieved or (ii) the fulfillment of any payment or other obligation required pursuant to a final determination made in accordance with this Agreement.

Section 7.11 Entire Agreement.

As between Buyer and Target only, this Agreement and the Merger Agreement represent their entire understanding with reference to the CVRs, and this Agreement supersedes any and all other oral or written agreements between Buyer and Target made with respect to the CVRs, except for the Merger Agreement.  If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling.

Section 7.12 Negotiation; Arbitration.

(a) Prior to any arbitration pursuant to Section 7.12(b), Buyer and any Holder or Holders of at least 5% in the aggregate of the outstanding CVRs shall negotiate in good faith for a period of 30 days to resolve any controversy or claim arising out of or relating to this Agreement or the breach thereof.

(b) After expiration of the 30-day period contemplated by Section 7.12(a), such controversy or claim, including any claims for breach of this Agreement, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Buyer and any Holder or Holders of at least 20% in the aggregate of the outstanding CVRs may initiate an arbitration for any matter relating to this Agreement. However, in the event of a dispute arising from the delivery of a Notice of Objection, the sole matter to be settled by arbitration shall be whether a CVR Payment Event has occurred on or prior to December 31, 2011.  The number of arbitrators shall be three. Within 15 days after the commencement of arbitration, each party shall select one person to act as arbitrator, and the two selected shall select a third arbitrator within 15 days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association. The place of the arbitration shall be New York, New York. The arbitrators shall be lawyers or retired judges with experience in the life sciences industry and with mergers and acquisitions. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both parties (provided that the Rights Agent may disclose to the Holders any such information without the consent of Buyer). Any award payable in favor of the Holders as a result of arbitration shall be distributed to the Holders on a pro rata basis, based on the number of CVRs held by each Holder. Buyer shall pay all fees and expenses incurred in connection with any arbitration, including the costs and expenses billed by the arbitrators in connection with the performance of their duties described herein; provided, however, that if the arbitrator rules in favor of Buyer, the Arbitrator’s fees and expenses shall be offset against the CVR Payment Amount, if any.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

LIGAND PHARMACEUTICALS INCORPORATED

By:	/s/ John L Higgins
Name: John L Higgins
Title: CEO

PHARMACOPEIA, INC.

By:	/s/ Brian M. Posner
Name: Brian M. Posner
Title: Executive Vice President, Chief Financial Officer and Treasurer

MELLON INVESTOR SERVICES LLC, as Rights Agent

By:	/s/ Mark Cano
Name: Mark Cano
Title: Relationship Manager

Schedule 1

Fees and Expenses of the Rights Agent

Issues Covered:	Recordkeeping Cusip (1)
(additional issues are subject to additional fees.)

Administration & Account Maintenance
Acceptance Fee	$3,500.00
Recordkeeping Up to 500 Accounts	$5,000.00
Excercising of Rights	By Appraisal
Rights Redemption Payment	By Appraisal
Legal Out-of-Pocket Expenses*
Fee for reviewing the Agreement	$2,000.00
Fee for reviewing an Amendment	$900.00

* All rights agreements will be reviewed by outside counsel.  The expenses associated with the review by outside counsel will be passed on to the client as an out-of-pocket expense.  The amounts quoted above represent approximate billing amounts for the work described.  The amount charged to the client could be more, or less, depending on the complexity of the work done outside counsel.

Additional fees will apply if the annual allowances below are exceeded

Account Administration	Allowance	Fee
Number of active accounts maintained	500	$4.00
Number of reports or analyses	4	See Below
Number of lists or labels	4	See Below

Additional Lists & Mailings Upon Request

Shareholder Lists and Analysis (Minimum charge for each of the below services)	$500.00
Lists, per name listed	$0.05
(c) Labels, per label printed	$0.05
(d) Analysis, per name passed on database	$0.02
(e) Analysis, per name listed in report	$0.05
Custom Lists or Analyses	By Appraisal
Standard Mailing Services (Minimum charge for each of the below services)	$500.00

Addressing mailing medium, per name	$0.05
Affixing labels, per label	$0.05
Machine Inserting
1st Enclosure, per piece	$0.05
2nd Enclosure, per piece	$0.04
Each Enclosure thereafter, per piece	$0.03
Manual Inserting	By Appraisal

Account Maintenance Functions

•                  Opening new accounts

•                  Posting debits and credits

•                  Maintaining certificate history

•                  Placing and releasing stop transfer notations

•                  Consolidating accounts

•                  Coding accounts requiring special handling (e.g. “bad address,” “do not mail,” “VIP,” etc.)

•                  Processing address changes

•                  Responding to shareholder correspondence (includes address changes, coding changes, W8/W9 Inquiries, 1099 duplicate requests, statement inquiries, check replacements, and other routine transactions)

•                  Providing a toll-free phone number for shareholder inquiries

•                  Obtaining and posting Taxpayer Identification Number certifications pursuant to IDTCA regulations

•                  Maintaining inactive accounts for the purpose of research and tax reporting

•                  Closing (purging) inactive accounts that meet selected criteria

•                  Maintaining shareholder consents to electronic delivery of materials

•                  Review and reporting of information required by the Office of Foreign Asset Control

•                  Provide and process safekeeping requests

•                  Replacing lost, destroyed or stolen certificates (charge imposed on shareholder)

•                  Supporting custodial arrangements for selling stockholders or otherwise as requested by Client in connection with public offerings